Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, NW Washington DC 20549 U.S.A.

July 11, 2002

Dear Sir/Madam:

We have read Item 4(a)(1) included in the Form 8-K dated June 28, 2002 of Energy Exploration Technologies to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Yours very truly,

Arthur Andersen LLP

By: /s/ Blair R. Kraus
Blair R. Kraus

cc

George Liszicasz
Chief Executive Officer, Energy Exploration Technologies

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